EXHIBIT 99.3

      (Request for Acceleration of Effectiveness of Registration Statement)


                                  May 13, 1998


VIA EDGAR

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004

Attn:    Jessica Livingston, Esquire

         Re:      MainStreet BankGroup Incorporated
                  MainStreet Capital Trust I
                  Registration Statement on Form S-4
                  File Nos. 333-49383 and 333-49383-01

Dear Ms. Livingston:

         On behalf of MainStreet BankGroup Incorporated, (the "Company") and the MainStreet Capital Trust I (the "Trust") we enclose for filing Amendment No. 1 to the Form S-4 previously filed with the Commission on April 15, 1998. This final (we hope) draft includes selected financial information for the quarter ended March 31, 1998, as well as year end data.

         We expect to print and mail this document on Friday, May 15, 1998. Accordingly, pursuant to Rule 461 under the Securities Act of 1933, the Company and the Trust named in the above-referenced Registration Statement hereby requests acceleration of the effectiveness of the Registration Statement to 9:00 a.m. on Friday, May 15, 1998, or as soon thereafter as is practicable. Please confirm the effectiveness of this Registration Statement by calling Hugh Wellons at (804) 692-8682 as early as possible on Friday May 15. Thank you for your help in this matter.

                             Sincerely,



                             /s/ Rebecca J. Jenkins
                             By:  Rebecca J. Jenkins
                             Executive Vice President, General Counsel and
                                      Secretary,
                             MainStreet BankGroup Incorporated and
                             Administrative Trustee, MainStreet Capital Trust I